      NATIONAL GRID USA
(Parent Company Only)
Statement of Income
Twelve Months Ended March 31, 2000
(Unaudited)
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
               (In Thousands)

Equity in earnings of subsidiaries     $   160,534
Dividend income     99
Interest income     4,144
Other income     5
               -----------
     Total income     164,782

Corporate and fiscal expenses (includes $3,836,000 for cost
     of services billed by an affiliated company)     15,838
Federal income taxes     2,163
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          Total expenses     18,001
               -----------
          Income before interest     146,781
Interest     1,934
               -----------

Net income     $   144,847
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Statement of Retained Earnings


Retained earnings at beginning of period     $ 1,008,112
Net income     144,847
Dividends declared on common shares     (144,266)
Purchase accounting fair value adjustment     (1,006,522)
               -----------
Retained earnings at end of period     $     2,171
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